Filed Pursuant to Rule 424(b)(4)

Registration No. 333-294887

AUDDIA INC.

Up to 1,405,006 Shares of Common Stock

Up to 3,679,737 Pre-Funded Warrants to Purchase Shares of Up to 3,679,737 Shares of Common Stock

Up to 5,084,743 Common Warrants to Purchase Up to 5,084,743 Shares of Common Stock

Up to 8,764,480 Shares of Common Stock underlying Pre-Funded Warrants and Common Warrants

We are offering 1,405,006 shares of our common stock, par value $0.001 per share (“common stock”), 3,679,737 pre-funded warrants to purchase up to 3,679,737 shares of common stock (“Pre-Funded Warrants”) in lieu thereof, and 5,084,743 accompanying common warrants to purchase up to 5,084,743 shares of our common stock (“Common Warrants”). Each share of common stock (or a pre-funded warrant in lieu thereof) is being offered and sold together with an accompanying Common Warrant to purchase one share of common stock at a combined public offering price of $2.36. This prospectus also relates to the offering of the shares of our common stock issuable upon the exercise of such Pre-Funded Warrants and Common Warrants.

Each Common Warrant has an exercise price of $2.36 per share, will be immediately exercisable and will expire upon the earlier of: (i) the 5-year anniversary of the date of issuance; or (ii) the consummation of the transactions contemplated by certain Agreement and Plan of Merger, as may be amended, dated as of February 17, 2026, by and among, McCarthy Finney, Inc., Auddia Merger Sub, Inc., Thramann Holdings, LLC, Thramann Merger Sub LLC, and us (the “Merger”).

The shares of common stock and the accompanying Common Warrants are immediately separable and will be issued separately, but can only be purchased together in this offering.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AUUD.” On April 23, 2026, the last reported sale price of our shares of common stock on the Nasdaq Capital Market was $5.06 per share. All share, Common Warrant and Pre-Funded Warrant numbers are based on a combined public offering price of $2.36 per share and the accompanying Common Warrants and $2.359 per Pre-Funded Warrant and the accompanying Common Warrants.

There is no established public trading market for the Pre-Funded Warrants or the Common Warrants, and we do not expect a market to develop. We do not intend to list the Pre-Funded Warrants or the Common Warrants on The Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants or the Common Warrants will be limited. We anticipate that the shares of our common stock to be issued upon exercise of the Common Warrants and the Pre-Funded Warrants will trade on The Nasdaq Capital Market.

We are also offering to certain purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, Pre-Funded Warrants in lieu of common stock that otherwise would result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. The combined public offering price of each Pre-Funded Warrant with an accompanying Common Warrant is $2.36, minus $0.001, and the exercise price of each Pre-Funded Warrant is $0.001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 12 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary–Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

This offering will terminate on May 15, 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close.

There is no arrangement for funds to be received in escrow, trust or similar arrangement. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

We have engaged Dawson James Securities, Inc. (the “Placement Agent”) as our exclusive placement agent in connection with this offering. The Placement Agent is not purchasing or selling the securities offered by us, and is not required to arrange for the purchase or sale of any specific number or dollar amount of our securities, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. We have agreed to pay to the Placement Agent the Placement Agent fees set forth in the table, which assumes that we sell all of the securities offered by this prospectus. Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate public offering price, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth below and throughout this prospectus. See “Plan of Distribution” beginning on page 31 of this prospectus for more information.

	Per Share of Common Stock and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$2.36	$2.359	$11,999,993.48
Placement Agent fees(1)	$0.1625	$0.1625	$839,999.54
Proceeds to us (before expenses)(2)(3)	$2.1975	$2.1965	$11,159,993.94

(1)	We have agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering. We also have agreed to reimburse the Placement Agent for certain of its offering-related expenses. See “Plan of Distribution” for a complete description of the compensation to be received by the Placement Agent.
(2)	We estimate the total expenses of this offering payable by us, excluding the Placement Agent fees, will be approximately $250,000. Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.
(3)	Does not include proceeds from the cash exercise of the Pre-Funded Warrants or Common Warrants, if any.

Delivery of the securities is expected to be made on or about April 27, 2026, subject to satisfaction of certain conditions.

Placement Agent

Dawson James Securities, Inc.

Prospectus dated April 24, 2026

TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) that included exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the Placement Agent has not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

All references to shares of our common stock and per share information in this prospectus refer to the number of shares of common stock after giving effect to the Reverse Stock Split (defined below) effectuated on April 1, 2026, unless otherwise stated or the context otherwise requires.

This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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Prospectus Summary

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to “Auddia,” “the Company,” “we,” “us” and “our” refer to Auddia Inc. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Information Regarding Forward-Looking Statements.”

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Overview

We are an artificial intelligence (“AI”) technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of our faidr app, an industry-first audio platform, which utilizes proprietary AI technology to personalize and customize both radio and podcast listening experiences-and the Discovr Radio platform, a web-based portal that allows artists and record labels to promote songs on radio streams, through an integration with faidr.

faidr historically allowed users to listen to AM/FM radio stations without unwanted commercial breaks. The app replaces these ad breaks in real time with songs supplied by Discovr Radio, giving artists exposure on mainstream airwaves. The faidr app represents the first-time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption and preference-based new music discovery. In addition to commercial-free AM/FM, faidr includes podcasts with its Forward+ ad skipping technology on iOS.

The combination of AM/FM streaming and new-music distribution, with our unique, AI technology-driven differentiators, addresses large (radio streamers) and rapidly growing (independent and emerging artists) audiences and customer bases.

We have developed our AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and DJ conversation. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The faidr app with its advanced features allow users to skip any content heard on the station and request audio content on-demand. We believe the faidr app represents a significant differentiated audio streaming product, the first to give audio streamers a more personalized middle ground between passive content like broadcast radio and fully on-demand content like Spotify. No other audio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

We launched an MVP version of faidr through several consumer trials in 2021 to measure consumer interest and engagement with the app. The full app launched on February 15, 2022, and included all major U.S. radio stations in the US. In February 2023, we added faidrRadio, our exclusive content offerings, to the app. Podcasts were added to the app for the iOS version before the end of Q1 2023 and added to the Android app in May of 2023.

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We initially launched faidr with a B2C subscription model in February of 2022 and transitioned to a B2B subscription model in Q1 of 2026.

In August 2025, we announced a new B2B business model with a strategic shift to AI driven music discovery. We are targeting artists and labels for SaaS subscription access to ad-free AM/FM streaming listeners on the faidr app, while faidr users will enjoy free access to AI driven ad-free AM/FM streams on all music stations. Consumer subscriptions will no longer be required to enjoy faidr’s ad-free and content personalization listening experience.

New music platforms like Bandcamp and SoundCloud are integral tools for artists to connect with new fans and even monetize their content, but those platforms only cater to a subset of the total addressable market for an artist. We believe the largest group of potential fans for most artists remains on commercial radio, listening to music passively and not searching for new artists even though Company surveys and research indicate radio listeners are interested in hearing new music when listening to their favorite radio stations. Our new Discovr Radio platform delivers the experience of passively listening to commercial AM/FM radio streams while being exposed to new music instead of radio ads.

Unlike other new music discovery platforms, which allow artists to upload songs in the hopes that new listeners will find them among the other songs available, Discovr Radio delivers guaranteed plays to artists, leveraging AI to place their songs into radio feeds as part of a custom programming experience and as unique content during what would typically be an ad break. This gives artists opportunities to be heard by the many millions of streaming radio listeners worldwide.

The new Discovr Radio platform consists of a new AI Placement Engine and Artist Portal. The AI Placement Engine aims to put the right new song in front of the right listener, on the right station, adjacent to the right artist, to optimize music discovery and the connection between artists and fans. The Artist Portal gives artists performance analytics on number of total plays, likes and dislikes, demographic data, and facilitate the connection of artists to their new fans. In addition to streaming songs on live radio streams, the Discovr Radio offering will eventually allow artists and labels to launch campaigns on streaming apps to promote new songs, albums, and tours.

Auddia is evolving its business model from direct-to-consumer to business-to-business, shifting its focus from individual radio-streaming subscribers to artists and labels as subscribers. Through a modest monthly subscription, artist and label customers gain guaranteed radio plays-offering a new channel for music promotion.

The faidr mobile App is available today through the iOS and Android App stores and the MVP version of the Discovr Radio platform was released on January 20, 2026. The MVP is expected to be supported by a pilot program of participating customers.

Since the release of Discovr Radio, participating artists are seeing an average of 116 plays over radio per week. In addition to plays and likes, faidr users have been engaging with artists through visits to artists pages and clicking on outbound links. As of February 12, 2026, artist pages are seeing an average 30% clickthrough rate, meaning nearly a third of all artist-page visits results in a user clicking to listen to the artist’s full library elsewhere, or following them on socials, or buying the artist’s merch, tickets, or music.

Recent Developments

Reverse Stock Split

On April 1, 2026, our common stock began trading on a split-adjusted basis on Nasdaq as a result of a reverse stock split of our common stock at a ratio of 1-for-7.7 (the “Reverse Stock Split”). Such split was approved by our Board of Directors (the “Board”) and our stockholders. The Reverse Stock Split was legally effective at 5:00 p.m. Eastern Time on March 31, 2026. Trading of our common stock on the Nasdaq Stock Market commenced on a split-adjusted basis at market open on April 1, 2026, under the existing trading symbol “AUUD.”

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As a result of the Reverse Stock Split, every 7.7 shares of our common stock issued or outstanding was automatically reclassified into one validly issued, fully-paid and non-assessable new share of common stock, subject to the treatment of fractional shares as described below, without any action on the part of the holders.

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

Proportional adjustments will also be made to the number of shares of common stock awarded and available for issuance under our equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of our outstanding convertible preferred stock, stock options, restricted stock units and other equity securities under our equity incentive plans. All outstanding warrants will also be adjusted in accordance with their terms, which, among other changes to the warrant terms, resulted in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the exercise and redemption prices of such warrants.

Proposed Business Combination

On August 5, 2025, we issued a press release announcing that we had entered into a non-binding letter of intent (“LOI”) for a proposed business combination with Thramann Holdings, LLC (“Holdings”). Holdings is a privately held holding company that controls LT350, Influence Healthcare, and Voyex, three early stage AI-native companies founded by Jeff Thramann, Auddia’s founder, Chief Executive Officer and Executive Chairman.

We have established a special committee of independent directors to evaluate the related party transaction. The special committee has engaged its own counsel and financial advisor.

On February 17, 2026, acting upon the recommendation of its special committee of independent directors, we entered into a definitive merger agreement for a business combination with Holdings.

Upon closing of the proposed transaction, the Company would be renamed “McCarthy Finney” and would trade under its new “MCFN” ticker symbol. Auddia would become a wholly owned subsidiary of McCarthy Finney, and each of the three Holdings entities would also be wholly owned by McCarthy Finney. Jeff Thramann would remain as CEO of McCarthy Finney and John Mahoney would remain as CFO. Auddia’s current board members are expected to continue as members of the board of the combined company.

Auddia shareholders at the time of closing are expected to own a 20% economic interest of McCarthy Finney, with an 80% economic interest of the combined company expected to be owned at closing by Jeff Thramann. Under certain circumstances, these ownership percentages may be adjusted upward or downward based on the level of Auddia’s cash at closing.

The consideration to be paid to Thramann Holdings in the proposed transaction will consist of (i) shares of McCarthy Finney convertible preferred stock and (ii) $3.5 million aggregate principal amount of McCarthy Finney notes with a two-year maturity date.

The closing of the merger will be conditioned, among other customary closing conditions, on Auddia having at least $12 million cash on hand at closing in order to provide cash runway to fund McCarthy Finney to key future business milestones. There can be no assurances as to Auddia’s level of cash at closing.

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The transaction has been unanimously approved by the board of directors of both companies. In connection with the approval of the merger agreement, Houlihan Capital provided a fairness opinion to Auddia’s special committee and board of directors.

The proposed transaction is expected to close in the second quarter of 2026, subject to customary closing conditions, including approvals by the Auddia stockholders, the effectiveness of the S-4 registration statement to be filed with the SEC to register the shares of McCarthy Finney stock to be issued in connection with the merger, and the continued listing of the combined company’s common stock on Nasdaq.

The proposed business combination is subject to a number of known and unknown risks and uncertainties. There can be no assurances that such business combination will be approved by stockholders or will ultimately be consummated.

For more information about the business combination transaction, please see Auddia’s Current Report on Form 8-K filed with the SEC on February 17, 2026.

Mergers and Acquisitions Strategy

We are exploring various merger and acquisition options as part of a broader strategy which aims to scale our business more rapidly; accelerate user adoption and subscriber growth; enter new markets (international); and open new pathways toward raising capital. The overall strategy focuses on three areas: (1) acquiring retained customers of the Discovr Radio platform to generate significant subscription revenue, (2) acquiring retained users of faidr to supply the audience to Discovr Radio customers and (3) scaling the faidr userbase and the Discovr Radio customer base once we’ve achieved product-market fit.

Nasdaq Deficiency Notices

During 2022, 2023 and 2024, the Company received notices from Nasdaq indicating that the Company was not in compliance with (i) Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Stock Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing or (ii) Nasdaq Listing Rule 5550(a)(2) which requires companies listed on The Nasdaq Stock Market to maintain a minimum of a $1.00 bid price for continued listing.

On May 24, 2024, we received a letter from Nasdaq indicating that we had regained compliance with the equity requirement in Listing Rule 5550(b) (1). We will be subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B).

On October 16, 2024, we received a written notice from Nasdaq indicating that we were not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing. The bid price notice does not result in the immediate delisting of our common stock from the Nasdaq Capital Market. The bid price notice indicated that we have 180 calendar days (or until April 14, 2025) in which to regain compliance. If at any time during this 180-calendar day period the bid price of our common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff will provide us with written confirmation of compliance and the matter will be closed.

On April 14, 2025, Nasdaq notified us that we were in compliance with the $1.00 minimum bid price requirement.

Reverse Stock Splits

In addition to the recent 1-for-7.7 Reverse Stock Split, on February 27, 2024, we effectuated a 1-for-25 reverse stock split, and on March 28, 2025, we effectuated a 1-for-17 reverse stock split.

The reverse stock splits did not change the authorized number of shares of our common stock. No fractional shares were issued and any fractional shares resulting from the reverse stock splits were rounded up to the nearest whole share.

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The reverse stock splits applied to our outstanding warrants, stock options and restricted stock units. The number of shares of common stock into which these outstanding securities are convertible or exercisable were adjusted proportionately as a result of the reverse stock splits. The exercise prices of any outstanding warrants or stock options were also proportionately adjusted in accordance with the terms of those securities and our equity incentive plans.

Risks Associated with Our Business

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” beginning on page 12 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations and prospects would likely be materially, adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Going Concern Opinion

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2025 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

Our existing cash was $3,186,985 at December 31, 2025. We secured approximately $7.1 million in additional financing in 2025 and $0.9 million year-to-date through March 30, 2026, which will only be sufficient to fund our current operating plans into the second quarter of 2026. We have based these estimates, however, on assumptions that may prove to be wrong. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

As a result of our recurring losses from operations, and the need for additional financing to fund our operating and capital requirements, there is uncertainty regarding our ability to maintain sufficient liquidity to operate its business effectively, which raises substantial doubt as to our ability to continue as a going concern.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	inclusion of only two years, as compared to three years, of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation;

•	reduced disclosure about executive compensation arrangements; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

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We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our February 2021 initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Based on these criteria, our emerging growth company status is currently expected to expire on December 31, 2026, unless it earlier meets one of the disqualifying conditions described above.

We have taken advantage of the reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies that are not emerging growth companies.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. We will remain a smaller reporting company until the last day of the fiscal year in which either (i) the market value of the shares of our common stock held by non-affiliates exceeds $250 million as of the last business day of our most recently completed second fiscal quarter and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of our common stock held by non-affiliates exceeds $700 million as of as of the last business day of our most recently completed second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Our Corporate Information

We were originally formed as Clip Interactive, LLC in January 2012, as a limited liability company under the laws of the State of Colorado. Immediately prior to our initial public offering in February 2021, we converted into a Delaware corporation pursuant to a statutory conversion and were renamed Auddia Inc.

Our principal executive offices are located at 1680 38th Street, Suite 130, Boulder, CO 80301. Our main telephone number is (303) 219-9771. Our internet website is www.auddia.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Trademarks

We hold the trademark for “AUDDIA” which is used as the corporate brand name, as well as “FAIDR” which is used as the name of the consumer-facing mobile application that delivers our commercial free radio service. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

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The Offering

Securities Offered by Us

Up to 10,169,486 shares of common stock in the aggregate, represented by up to 1,405,006 shares of common stock, or up to 3,679,737 Pre-Funded Warrants to purchase up to 3,679,737 shares of common stock, and up to 5,084,743 accompanying Common Warrants to purchase up to 5,084,743 shares of our common stock.

Each Common Warrant has exercise price of $2.36 per share, are immediately exercisable and will expire upon the earlier of: (i) the 5-year anniversary of the date of issuance; or (ii) the consummation of the Merger.

This prospectus also relates to the offering of shares of common stock issuable upon exercise of the Common Warrants issued in this offering. The shares of common stock and the accompanying Common Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

Common Stock Outstanding Prior to this Offering	500,914 shares of common stock issued and outstanding as of April 23, 2026.

Combined Public Offering Price	The combined public offering price for each share of common stock and accompanying Common Warrant is $2.36. The combined public offering price of each Pre-Funded Warrant with an accompanying Common Warrant is $2.36, minus $0.001.

Pre-Funded Warrants	We are offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership, together with its affiliates and certain related parties, exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering. The combined public offering price of each Pre-Funded Warrant with an accompanying Common Warrant is $2.36, minus $0.001, the exercise price of each Pre-Funded Warrant. Each Pre-Funded Warrant is immediately exercisable and may be exercised at any time until it has been exercised in full. For each Pre-Funded Warrant we sell, the number of shares of common stock that we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering.

Common Stock to be Outstanding After this Offering	Up to 5,585,657 shares of common stock, assuming no exercise of the Common Warrants included in this offering, and also assuming no sales of Pre-Funded Warrants which, if sold, would reduce the number of shares of common stock to be outstanding after this offering on a one-for-one basis.

Reasonable Best Efforts Offering	We have agreed to issue and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” beginning on page 31 of this prospectus.

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Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $10.9 million, based on a public offering price of $2.36 per share and accompanying Common Warrant, and after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Common Warrants. We intend to use the net proceeds from this offering to fund working capital and general corporate purposes. Because this is a reasonable best efforts offering with no minimum amount as a condition to closing, we may not sell all or any of the securities offered hereby. As a result, we may receive significantly less in net proceeds than we currently estimate. See “Use of Proceeds” beginning on page 18 of this prospectus.

Nasdaq Capital Market Symbol

Common stock “AUUD”. Currently, there is no public market for the Pre-Funded Warrants or the Common Warrants. We do not intend to list the Pre-Funded Warrants or the Common Warrants on Nasdaq or any other national securities exchange or nationally recognized trading system.

Without an active trading market, the liquidity of the warrants will be limited. See “Description of Securities We Are Offering.”

Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

There is no established public trading market for the Common Warrants, and we do not expect a market to develop. We do not intend to list the Common Warrants on The Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system.

The number of shares outstanding after this offering is based on 500,914 shares of our common stock outstanding as of April 23, 2026, and excludes the following items (which are calculated as of April 1, 2026):

•	32 shares of our common stock reserved for issuance under outstanding stock options granted under our 2013 Equity Incentive Plan;

•	17,421 shares of our common stock reserved for issuance under outstanding stock options granted under our 2020 Equity Incentive Plan;

•	20,472 shares of our common stock reserved for future grant under our 2020 Equity Incentive Plan;

•	187 shares of our common stock reserved for issuance under outstanding stock options granted as employment inducement awards to current executives outside of our 2013 Equity Incentive Plan and 2020 Equity Incentive Plan;

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•	4,306 shares of common stock reserved for issuance upon the exercise of outstanding common stock warrants;

•	92,214 shares of common stock reserved for issuance upon the conversion of our Series C convertible Preferred Stock including accrued capitalized dividends;

•	50,393 shares of common stock reserved for issuance upon the exercise of warrants sold in private placements; and

•	up to 672,918 shares of common stock registered for issuance that may be sold in the future by the Company to White Lion Capital pursuant to the Common Stock Purchase Agreement.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

•	no exercise of the options or warrants described above;

•	no exercise of any of the Pre-Funded Warrants issued in this offering; and

•	no exercise of any Common Warrants issued in this offering.

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Information Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are neither historical facts nor assurances of future performance, and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our commercialization objectives, prospects, strategies, the industry in which we operate and potential collaborations. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the sufficiency of our existing cash to meet our working capital and capital expenditure needs over the next 12 months and our need to raise additional capital;
•	our ability to generate revenue from new software services;
•	our limited operating history;
•	our ability to maintain proper and effective internal financial controls;
•	our ability to continue to operate as a going concern;
•	changes in laws, government regulations and policies and interpretations thereof;
•	our ability to obtain and maintain protection for our intellectual property;
•	the risk of errors, failures or bugs in our platform or products;
•	our ability to attract and retain qualified employees and key personnel;
•	our ability to manage our rapid growth and organizational change effectively;
•	the possibility of security vulnerabilities, cyberattacks and network disruptions, including breaches of data security and privacy leaks, data loss, and business interruptions;
•	our compliance with data privacy laws and regulations;
•	our ability to develop and maintain our brand cost-effectively;
•	our ability to complete the proposed business combination;
•	our ability to maintain the listing of our common stock on the Nasdaq Stock Market;
•	our use of proceeds from this offering; and
•	the other factors set forth elsewhere in (i) this prospectus, (ii) Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2025 and (iii) the other documents incorporated by reference in this prospectus.

These forward-looking statements speak only as of the date of the document in which they are made and are subject to business and economic risks. We do not undertake any obligation to update or revise the forward-looking statements to reflect events that occur or circumstances that exist after the date on which such statements were made, except to the extent required by law.

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You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and other events and circumstances may be materially different from what we expect. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results in subsequent periods.

You should read and consider the information set forth in the section titled “Risk Factors,” together with all of the other information included in or incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the risks set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference herein. You should also refer to the other information contained in this prospectus, and the documents incorporated by reference herein including our financial statements and the related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2025, before deciding to invest in our securities. The risks and uncertainties described below are not the only risks or uncertainties that we face. Other sections of this prospectus may include additional factors which could adversely affect our business, results of operations and financial performance. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to this Offering

This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available at all or on terms acceptable to us.

Future offerings of debt or equity securities, which could rank senior to our common stock, may materially and adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which could rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock.

Future issuances and sales of debt or equity securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. Since our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Therefore, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in the Company.

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You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of common stock or other securities convertible into or exchangeable for our shares of common stock that could result in further dilution to investors purchasing our shares in this offering or result in downward pressure on the price of our shares of common stock. We may sell shares of common stock or other securities in any other offering at prices that are higher or lower than the prices paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders.

The Pre-Funded Warrants and Common Warrants being issued in this offering will be exercisable for common stock, the exercise of which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We are offering to each purchaser whose purchase of shares of our common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock immediately following consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants to purchase shares of common stock in lieu of shares of common stock. Each Pre-Funded Warrant will be exercisable for one share of our common stock. The purchase price of each Pre-Funded Warrant will equal the price per share of common stock being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. Additionally, we are offering up to 5,084,743 accompanying Common Warrants to purchase up to 5,084,743 shares of our common stock. To the extent such Pre-Funded Warrants and Common Warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock, the impact of which increases as our stock price increases.

There is no public market for the Pre-Funded Warrants or Common Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to list the Pre-Funded Warrants or Common Warrants on The Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants or the Common Warrants will be limited.

Holders of the Pre-Funded Warrants and/or the Common Warrants, as applicable, will have no rights as common stockholders unless and until such holders exercise their Pre-Funded Warrants and/or Common Warrants, as applicable, for shares of our common stock.

Unless and until holders of the Pre-Funded Warrants or the Common Warrants exercise such Pre-Funded Warrants and Common Warrants, respectively, and acquire shares of our common stock, such holders will have no rights with respect to the shares of our common stock underlying such Pre-Funded Warrants and Common Warrants, except for the right to participate in certain dividends and distributions. Upon exercise of the Pre-Funded Warrants and/or Common Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Common Warrants are speculative in nature.

The holders of the Common Warrants may exercise their right to acquire the common stock and pay exercise price per share equal to $2.36, subject to certain adjustments, prior to five years from the date of issuance, after which date any such unexercised Common Warrants will expire and have no further value. Moreover, following this offering, the market value of the Common Warrants, if any, is uncertain and there can be no assurance that the market value of such Common Warrants will equal or exceed their imputed offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Common Warrants, and consequently, it may not ever be profitable for holders of such warrants to exercise them.

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We may not receive any additional funds upon the exercise of the Common Warrants.

Each warrant may be exercised by way of a cashless exercise if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares underlying the warrant.

Resales of our common stock in the public market by our stockholders as a result of this offering may cause the market price of our common stock to fall.

Sales of a significant number of shares of our common stock could occur at any time. The issuance of new shares of our common stock could result in resales of our common stock by our current stockholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common stock and the value of the Pre-Funded Warrants.

This offering may cause the trading price of our common stock to decrease.

The price per share of common stock, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering.

Significant holders or beneficial owners of our common stock may not be permitted to exercise the Pre-Funded Warrants that they hold.

A holder of the Pre-Funded Warrants will not be entitled to exercise any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by such holder, together with its affiliates and certain related parties, to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise or by means of a “cashless exercise” according to a formula set forth in the Pre-Funded Warrant. Accordingly, we will not receive any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively, which could affect our results of operations and cause our stock price to decline.

Our management will have broad discretion as to the use of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds”. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

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Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “a broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under FINRA “suitability rules.” FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and for retail customers determine the investment is in the customer’s “best interest” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our common stock, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell our common stock.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of shares and (ii) indemnification for breach of contract.

Risks Related to Our Financial Position and Need For Additional Capital

Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our past working capital deficiency, stockholders’ deficit and recurring losses from operations raised substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2025 with respect to this uncertainty. We had existing cash of $3,186,985 at December 31, 2025. We secured approximately $7.1 million in additional financing in 2025 and $0.9 million year-to-date through April 1, 2026, which will only be sufficient to fund our current operating plans into the second quarter of 2026. We will need additional funding to complete the development of our full product line and scale products with a demonstrated market fit. Management has plans to secure such additional funding. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

We may not be able to continue our current listing of our common stock on the Nasdaq Capital Market. A delisting of our common stock from Nasdaq could limit the liquidity of our stock, increase its volatility and hinder our ability to raise capital.

We may not be able to satisfy the requirements for the continued listing of our common stock on Nasdaq.

During 2022, 2023 and 2024, the Company received notices from Nasdaq indicating that the Company was not in compliance with (i) Nasdaq Listing Rule 5550(b)(1), which requires companies listed on Nasdaq to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Equity Requirement”) or (ii) Nasdaq Listing Rule 5550(a)(2) which requires companies listed on Nasdaq to maintain a minimum of a $1.00 bid price for continued listing (the “Minimum Bid Price Requirement”).

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On May 24, 2024, we received a letter from Nasdaq indicating that we had regained compliance with the Equity Requirement. We were subject to a Mandatory Panel Monitor for a period of one year from the date of the letter in accordance with application of Listing Rule 5815(d)(4)(B).

On October 16, 2024, we received a written notice from Nasdaq indicating that we were not in compliance with the Minimum Bid Price Requirement. The bid price notice does not result in the immediate delisting of our common stock from the Nasdaq Capital Market. The bid price notice indicated that we have 180 calendar days (or until April 14, 2025) in which to regain compliance.

On April 14, 2025, we received a letter from Nasdaq indicating that we had regained compliance with the Minimum Bid Price Requirement in Listing Rule 5550(a) (2).

In the event we are not able to maintain compliance with the Equity Requirement or the Minimum Bid Price Requirement in the future or cure any future deficiencies, or if we are not otherwise eligible, the staff of the SEC will provide us with written notification that its securities are subject to delisting from Nasdaq. At that time, we may appeal the delisting determination to a Nasdaq listing hearings panel.

If our common stock is delisted by Nasdaq, our common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from Nasdaq could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

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Market and Industry Data

Unless otherwise indicated, information contained (or incorporated by reference) in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those set forth under the section titled “Risk Factors” included in this prospectus and the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2025. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us and subsequent filings with the SEC.

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Use of Proceeds

We estimate that the net proceeds to us from the issuance and sale of shares of our common stock (or Pre-Funded Warrants in lieu of common stock) and accompanying Common Warrants in this offering, as applicable, will be approximately $10.9 million, based on the combined public offering price of $2.36 per share and $2.359 per Pre-Funded Warrant and the accompanying Common Warrants, (1) excluding the proceeds, if any, from the exercise of the Common Warrants sold in this offering, and (2) after deducting estimated Placement Agent fees and estimated offering expenses payable by us. If all of the Common Warrants sold in this offering were to be exercised in cash at their exercise price, we would receive additional gross proceeds of approximately $11.9 million, based on exercise price of $2.36 per share.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for working capital and other general corporate purposes.

Our expected use of net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As a result, we cannot predict with any certainty our use of the net proceeds from this offering or the amounts that we will actually spend on each area of use set forth above. Our management will retain broad discretion over the allocation of the net proceeds from this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering. See the subsection titled “Risk Factors–Risks Related to This Offering and Ownership of Our Securities–We have broad discretion in the use of the net proceeds from this offering and may not use them effectively, which could affect our results of operations and cause our stock price to decline.”

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Dividend Policy

We have not declared or paid any cash dividends on our capital stock since our inception. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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Market for Registrant’s Common Equity AND Related Stockholder Matters

Our common stock has been traded on Nasdaq under the symbol “AUUD” since our initial public offering in February 2021. As of April 1, 2026, there were approximately 79 holders of record of our common stock. These numbers are based on the actual number of holders registered at such date and does not include holders whose shares are held in “street name” by brokers and other nominees.

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Description of Capital Stock

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, each previously filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

We have one class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our shares of common stock are listed on Nasdaq under the trading symbol “AUUD.”

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our board will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Series C Convertible Preferred Stock

On June 30, 2025, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with accredited investors, pursuant to which we issued and sold 750 shares of our newly designated Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”) for an aggregate purchase price of $750,000.

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Holders of the Series C Convertible Preferred Stock will be entitled to dividends in the amount of 15% per annum, payable quarterly. We have the option to pay dividends on the Series C Convertible Preferred Stock in additional shares of common stock. If we elect to pay in the form of common stock, the number of dividend shares to be issued shall be calculated by using a “Dividend Conversion Price” equal to the lower of (i) the then applicable Series C Conversion Price (as defined in the Certificate of Designations for the Series C Convertible Preferred Stock (the “Certificate of Designations”)) as in effect on the applicable dividend date, or (ii) 90% of the lowest volume-weighted average price (“VWAP”) of the common stock during the five consecutive trading day period ending and including the trading day immediately preceding the applicable dividend date. We also have the option to cumulate or “capitalize” the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series C Convertible Preferred Stock.

The stated value of each share of Series C Convertible Preferred Stock (including all the unpaid dividends and other amounts payable on the Series C Convertible Preferred Stock) will be convertible into common stock at an initial fixed Conversion Price of $36.73 per share of common stock. The Series C Convertible Preferred Stock may be converted into shares of common stock at any time at the option of the holder. The Series C Convertible Preferred Stock may also be converted into shares of common stock at our option if the closing price of the common stock exceeds 300% of the Conversion Price for 20 consecutive trading days, subject to certain conditions.

The Conversion Price of the Series C Convertible Preferred Stock is subject to certain anti-dilution adjustments, including in the event of any stock splits or combinations, certain dividends and distributions, reclassification, exchange or substitution of our common stock or in the event that we grant, issue or sell (or enters into any agreement to grant, issue or sell), or are deemed to have granted, issued or sold, any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing, a “Dilutive Issuance”); provided, that any Conversion Price adjustment due to a Dilutive Issuance may not be effected until after stockholder approval of the issuance of all of the securities under the Securities Purchase Agreement in compliance with the rules and regulations of Nasdaq has been obtained. Immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. The conversion price has been subsequently adjusted to $9.0976.

The Series C Convertible Preferred Stock has no voting rights, except as may otherwise be required by the DGCL.

The Certificate of Designations contains customary events of default (“Triggering Events”), including, among others, (i) certain events of bankruptcy, insolvency or reorganization; (ii) failure to comply with the listing rules of Nasdaq; (iii) certain breaches of the transaction agreements related to the Series C Convertible Preferred Stock financing; and (iv) any of the shares of the Series C Convertible Preferred Stock remaining outstanding on or after June 30, 2027.

Upon the occurrence of a Triggering Event, (i) the dividend rate on the Series C Convertible Preferred Stock will increase by 18%, and (ii) the Conversion Price then in effect will be adjusted to an “Alternate Conversion Price” equal to the lowest of (i) the applicable Conversion Price as then in effect and (ii) the greater of (x) the “Floor Price” of $7.3458 and (y) 80% of the lowest VWAP of the common stock during the five consecutive trading day period immediately preceding the delivery or deemed delivery of the applicable conversion notice.

At any time, we shall have the right to redeem all, but not less than all, of the Series C Convertible Preferred Stock then outstanding in cash at a 25% redemption premium to the greater of (i) the face value of our common stock underlying the Series C Convertible Preferred Stock and (ii) the equity value of our common stock underlying the Series C Convertible Preferred Stock. The equity value of our common stock underlying the Series C Convertible Preferred Stock is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding the date we notify the holders of our election to redeem and the date we make the entire payment required.

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Upon our liquidation, dissolution or winding up, holders of Series C Convertible Preferred Stock shall be entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of shares of common stock, an amount per shares of Series C Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the warrants issued pursuant to the Securities Purchase Agreement (the “Warrants”)) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the applicable liquidation value and (B) the amount per share such holder would receive if such holder converted such share of Series C Convertible Preferred Stock into common stock immediately prior to the date of such payment.

As of April 1, 2026, there were 750 shares of Series C Convertible Preferred Stock outstanding.

We have no other shares of preferred stock that are currently outstanding.

Anti-Takeover Effects of Delaware Law and Provisions of Our Charter and Our Bylaws

Certain provisions of the DGCL and of our charter and our bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

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In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

No Written Consent of Stockholders

Our charter and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our charter and bylaws provide that only a majority of the members of our board of directors then in office, our Executive Chairman or our Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to Our Charter and Bylaws

The DGCL, provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt certain provisions of our charter.

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Undesignated Preferred Stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of the Company.

Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, any action asserting a claim against us arising pursuant to any provision of the DGCL or our charter or bylaws, or any action asserting a claim against us governed by the internal affairs doctrine. Our charter also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). Despite the fact that the charter provides for this exclusive forum provision to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of our charter would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive federal forum provisions for Securities Act claims and investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent, Registrar, Warrant Agent

The transfer agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

As of April 1, 2026 there were 500,914 shares of our common stock outstanding, and approximately 79 stockholders of record.

Other Warrants

At April 1, 2026, we had 54,699 other outstanding common stock warrants with a weighted-average exercise price of $9.0976 and a weighted average remaining contractual life of approximately 3.9 years.

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These warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying shares at the time of exercise of the warrant after deduction of a number of shares equal in value to the aggregate exercise price. The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Outstanding Stock Options

2013 Equity Incentive Plan

As of April 1, 2026, we had 32 outstanding common stock options, with a weighted-average exercise price of $11,702, which were granted under the Clip Interactive, LLC 2013 Equity Incentive Plan. We ceased granting awards under the 2013 Equity Incentive Plan upon the implementation of the 2020 Equity Incentive Plan described below.

2020 Equity Incentive Plan

The Company’s 2020 Equity Incentive Plan, which became effective upon the completion of our initial public offering in February 2021, serves as the successor equity incentive plan to the 2013 Equity Incentive Plan. As of April 1, 2026, the 2020 Equity Incentive Plan had an aggregate of 37,893 shares of common stock authorized for issuance.

The 2020 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning January 1, 2022 and ending January 1, 2030 equal to the lesser of (a) five percent of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of stock as determined by our board of directors.

As of April 1, 2026, under our 2020 Equity Incentive Plan, there were (i) 17,421 outstanding common stock options with a weighted average exercise price of $37.94 and (ii) 20,472 shares remaining available for future grant.

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DESCRIPTION of securities we are offering

We are offering up to 1,405,006 shares of common stock, together with 5,084,743 Warrants to purchase up to 5,084,743 shares of common stock. We are also offering 3,679,737 Pre-Funded Warrants to purchase 3,679,737 shares of common stock to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each Pre-Funded Warrant will be exercisable for one (1) share of common stock. Each Pre-Funded Warrant is being issued together with the same Common Warrant described above being issued with each share of common stock. The shares of common stock or Pre-Funded Warrants, as the case may be, and the accompanying Common Warrants, can only be purchased together in this offering, but the shares of common stock and Pre-Funded Warrants and accompanying Common Warrants are immediately separable and will be issued separately in this offering. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants and Common Warrants offered hereby.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock”.

Pre-Funded Warrants

The following summary of certain terms and conditions of the Pre-Funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The holder (together with its affiliates) may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock, except that upon at least 61 days’ prior notice from the holder to us, the holder may decrease or increase such percentage ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants but such percentage shall not exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise.

Duration and Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the Pre-Funded Warrants is $0.001 per share of common stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price of the Pre-Funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

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Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) a number of Pre-Funded Warrant Shares net of a number of shares of common stock with market value equal to the total exercise price, as determined according to a formula set forth in the Pre-Funded Warrant.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing

There is no established trading market for the Pre-Funded Warrants and we do not plan on applying to list the Pre-Funded Warrants on The Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) our merger or consolidation with or into another person (other than a reincorporation in a different state), (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (iv) the consummation, directly or indirectly, of a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) whereby another person or group acquires more than 50% of the voting power of the common equity of the Company, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of our common stock for which the Pre-Funded Warrant is exercisable immediately prior to such event.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

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Common Warrants

The following summary of certain terms and conditions of the Common Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Exercisability

The Common Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The holder (together with its affiliates) may not exercise any portion of such holder’s Common Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants, except that upon at least 61 days’ prior notice from the holder to us, the holder may decrease or increase such percentage ownership of outstanding stock after exercising the holder’s Common Warrants but such percentage shall not exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise.

Term

Each Common Warrant will be immediately exercisable and will expire upon the earlier of: (i) the 5-year anniversary of the date of the date of issuance; or (ii) the consummation of the Merger.

Exercise Price

The Common Warrants offered hereby will have exercise price of $2.36 per share. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. In addition, subject to the rules and regulations of the Nasdaq, the Company may at any time during the term of the Common Warrant reduce the then current exercise price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of common stock underlying the Common Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise(either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Common Warrant.

Transferability

Subject to applicable laws, the Common Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Common Warrants to us together with the appropriate instruments of transfer.

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Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the Common Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Common Warrants and generally including (i) our merger or consolidation with or into another person (other than a reincorporation in a different state), (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (v) the consummation, directly or indirectly, of a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) whereby another person or group acquires more than 50% of the voting power of the common equity of the Company, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of our common stock for which the Common Warrant is exercisable immediately prior to such event. Additionally, as more fully described in the Common Warrants, in the event of certain fundamental transactions, the holders of those Common Warrants will be entitled, at the holder’s option, to receive consideration in an amount equal to the Black Scholes Value (as defined in the Common Warrants) of the remaining unexercised portion of the Common Warrants within the later of five (5) days of the holder’s election or on the date of consummation of such transaction.

Rights as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Common Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such warrant holders exercise their Common Warrants.

Waivers and Amendments

No term of the Common Warrants may be amended or waived without the written consent of the holder of such Common Warrant.

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Plan of Distribution

Dawson James Securities, Inc., the Placement Agent, has agreed to act as our exclusive placement agent in connection with this offering, subject to the terms and conditions of the engagement letter, dated March 4, 2026, as amended on April 23, 2026. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is the Placement Agent required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use reasonable best efforts to arrange for the sale of all of the securities offered pursuant to this prospectus. Therefore, we will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. In addition to rights and remedies available to all investors in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about April 27, 2026.

The securities will be offered at a fixed price and are expected to be issued in a single closing. We expect this offering to be completed not later than one business day following the commencement of this offering, which will be the date that we enter into a securities purchase agreement to sell the securities offered hereby. We expect to close the offering on or before April 27, 2026. We will deliver all securities to be issued in connection with this offering delivery versus payment/receipt versus payment upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

This offering is being conducted on a “reasonable best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent fees set forth in the table below.

	Per Share of Common Stock and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$2.36	$2.359	$11,999,993.48
Placement Agent fees(1)	$0.1625	$0.1625	$839,999.54
Proceeds to us (before expenses)(2)(3)	$2.1975	$2.1965	$11,159,993.94

(1)	We have agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering. We also have agreed to reimburse the Placement Agent for up to $125,000 in “road show” expenses, diligence expenses and legal fees of Placement Agent’s counsel, and $5,000 in legal fees of “blue sky” counsel.
(2)	We estimate the total expenses of this offering payable by us, excluding the Placement Agent fees, will be approximately $250,000. Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.
(3)	Does not include proceeds from the cash exercise of the Pre-Funded Warrants or Common Warrants, if any.

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Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

We have agreed with the Placement Agent to be subject to a lock-up period of ninety (90) calendar days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the Placement Agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents or (ii) file any registration statement or amendment or supplement thereto, other than a registration statement, in each case, subject to certain exceptions.

Determination of Offering Price

The combined public offering price per share of common stock and accompanying Common Warrant and the combined public offering price per Pre-Funded Warrant and accompanying Common Warrant we are offering, and the exercise prices and other terms of the Warrants were negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the offering prices of the securities we are offering and the exercise prices and other terms of the Common Warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

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Listing

Our common stock is listed on Nasdaq under the symbol “AUUD.” We do not plan to list the Pre-Funded Warrants or the Common Warrants on Nasdaq or any other securities exchange or trading market. There is no established public trading market for the Common Warrants and we do not expect a market to develop.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such short positions could adversely affect future trading prices of the shares of common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views with respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent and should not be relied upon by investors.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock and the acquisition, ownership, exercise, expiration or disposition of the Pre-Funded Warrants and Common Warrants, which, together with our shares of common stock, we refer to in this section as our securities. This discussion applies only to our securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences (such as the effects of Section 451 of the Internal Code of 1986, as amended (the “Code”)) that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our securities;

•	persons holding our securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

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We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of such shares, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share received upon exercise, increased by the exercise price of $0.001 per share. If a Pre-Funded Warrant expires without being exercised, the holder should recognize a capital loss in an amount equal to such holder’s tax basis in the Pre-Funded Warrant. This loss will be long-term capital loss if, at the time of the expiration, the holder’s holding period in the Pre-Funded Warrant is more than one year. The deductibility of capital losses is subject to limitations.

Our characterization is not binding on the IRS, and the IRS may treat our Pre-Funded Warrants as warrants to acquire shares of our common stock. In that case, the amount and character of your gain with respect to an investment in our Pre-Funded Warrants could be materially different than the discussion set forth below. Accordingly, each holder should consult such holder’s tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that a Pre-Funded Warrant is treated as a share of our common stock for U.S. federal income tax purposes.

Allocation of Purchase Price

Each share or Pre-Funded Warrant and Common Warrant is expected to be treated for U.S. federal income tax purposes as an investment unit consisting of one share or one Pre-Funded Warrant and one Common Warrant. In determining the tax basis of each share or Pre-Funded Warrant and Common Warrant constituting a unit, holders should allocate their purchase price for the unit between the share or Pre-Funded Warrant and Common Warrant on the basis of their relative fair market values at the time of issuance. We do not intend to advise holders of the shares, the Pre-Funded Warrants, or the Common Warrants with respect to this determination. A holder’s allocation of the purchase price between the shares or Pre-Funded Warrant and Common Warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation. All holders are advised to consult their tax and financial advisors with respect to the relative fair market values of the shares or Pre-Funded Warrants and Common Warrants for U.S. federal income tax purposes.

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U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce the U.S. holder’s adjusted tax basis in our common stock, or common stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants (the “Warrant Shares”), as applicable (but not below zero). Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our securities” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Securities. Upon a sale or other taxable disposition of our common stock, Warrant Shares or Pre-Funded Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock, Warrant Shares or Pre-Funded Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock, Warrant Shares or Pre-Funded Warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Sale or other disposition or exercise of Common Warrants. Upon the sale, exchange or other disposition of a Common Warrant (other than by exercise), a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s tax basis in the Common Warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such Common Warrant is more than one year at the time of the sale, exchange or other disposition. The deductibility of capital losses is subject to certain limitations.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon exercise of a Common Warrant for its exercise price. A U.S. Holder’s tax basis in Warrant Shares received upon exercise of Common Warrants will be equal to the sum of (i) the U.S. Holder’s tax basis in the Common Warrants exchanged therefor and (ii) the exercise price of such Common Warrants. A U.S. Holder’s holding period in the Warrant Shares received upon exercise will commence on the day after such U.S. Holder exercises the Common Warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of Warrant Shares received upon exercise of Common Warrants should commence on the day after the Common Warrants are exercised. In the latter case, the holding period of the Warrant Shares received upon exercise of Common Warrants would include the holding period of the exercised Common Warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a warrant as a taxable exchange. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a Common Warrant on a cashless basis, including with respect to their holding period and tax basis in the Warrant Shares receive

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Lapse of common warrants. If a Common Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Certain adjustments to and distributions on Pre-Funded warrants and common warrants. Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Pre-Funded Warrants and Common Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants and Common Warrants (or in certain circumstances, a failure to make adjustments), may be treated as a constructive distribution to a U.S. Holder of the Pre-Funded Warrants and Common Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our earnings and profits as determined under U.S. federal income tax principles or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Such distributions will constitute dividends to the extent deemed paid out of our current or accumulated earnings and profits, as discussed above under “Taxation of Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the number of Warrant Shares that will be issued on the exercise of the Pre-Funded Warrants or Common Warrants or the exercise price of the Pre-Funded Warrants or Common Warrants.

In addition, if we were to make a distribution in cash or other property with respect to its common stock after the issuance of the Common Warrants, then we may, in certain circumstances, make a corresponding distribution to holders of Common Warrants. The taxation of a distribution received with respect to a Common Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. U.S. Holders should consult their tax advisors regarding the proper treatment of distributions received with respect to Common Warrants.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

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Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock, and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of our securities” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of our securities. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our securities will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such securities may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon the disposition. We expect not to be classified as a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we will be a “U.S. real property holding corporation” for U.S. federal income tax purposes in the future.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends on our securities and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

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FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including shares of our common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of our common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of our common stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

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Legal Matters

Carroll Legal LLC, Denver, CO will pass upon the validity of the shares of common stock offered hereby. The Placement Agent is being represented by Haynes and Boone, LLP, New York, New York, in connection with this offering.

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Experts

Our balance sheets as of December 31, 2025 and 2024 and the related statement of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2025 and 2024, incorporated in this prospectus by reference, have been audited by Haynie & Company, independent registered public accounting firm, with respect thereto, and has been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

The audited historical financial statements of Thramann Holding LLC and subsidiaries included in Exhibit 99.1 of our Current Report on Form 8-K, dated March 6, 2026, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Thramann Holding LLC’s ability to continue as a going concern as described in Note 2 to the financial statements) of Haynie & Company, independent auditors, given on the authority of said firm as experts in auditing and accounting.

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Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov.

You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website address containing such reports is investors.auddiainc.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider information on our website to be part of this prospectus.

You may also request a copy of these filings, at no cost to you, by writing us at the following address or calling us at the following phone number:

Auddia Inc.
Attn: Investor Relations
1680 38th Street, Suite 130
Boulder, CO 80301
Telephone: (303) 219-9771

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Incorporation of Certain Information by Reference

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC (including any prospectus supplement) will automatically update and supersede this information. We incorporate by reference the documents listed below (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

•	our Annual Report on Form 10-K for the year ended December 31, 2025, which does not reflect the reverse stock split that was effectuated on March 31, 2026;

•	our Current Reports on Form 8-K filed with the SEC on January 20, 2026, February 2, 2026, February 17, 2026, March 6, 2026 (the audited historical financial statements of Thramann Holding LLC and subsidiaries are included in Exhibit 99.1 thereto) and April 2, 2026; and

•	the description of our securities registered pursuant to Section 12 of the Exchange Act our Registration Statement on Form 8-A (File No. 001-40071), filed with the SEC under Section 12(b) of the Exchange Act, on February 16, 2021, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) on or after the date of this prospectus and prior to the termination of the offering of the shares hereunder. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC, unless specifically noted otherwise.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Auddia Inc.
Attn: Investor Relations
1680 38th Street, Suite 130
Boulder, CO 80301
Telephone: (303) 219-9771

In addition, you may access the documents incorporated by reference herein free of charge on the SEC’s website. See also “Where You Can Find More Information.”

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Up to 1,405,006 Shares of Common Stock

Up to 3,679,737 Pre-Funded Warrants to Purchase Shares of Up to 3,679,737 Shares of Common Stock

Up to 5,084,743 Common Warrants to Purchase Up to 5,084,743 Shares of Common Stock

Up to 8,764,480 Shares of Common Stock underlying Pre-Funded Warrants and Common Warrants

AUDDIA INC.

PROSPECTUS

Dawson James Securities, Inc.

Placement Agent

April 24, 2026